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                                                                   EXHIBIT 10.27

                             [LETTERHEAD of ASYST TECHNOLOGIES, INC.]



January 11, 2001

Dr. Stephen S. Schwartz
1759 Kircher Court
Los Altos, CA 94024


Dear Steve,

I am pleased to formally offer you the opportunity to join Asyst as an Officer of the company, initially in the position of Senior Vice President, Product Groups reporting to me. This position is of strategic importance to the shareholders and employees of Asyst, and as a key leader of Asyst, you will be responsible for optimizing the business performance of Asyst. The initial organization structure is as per the attached organizational chart.

During the first few months of your employment, you will participate with your peers, others and me in the detailed assessment of Asyst's strategy, processes, organization, and resources. In addition, you will take leadership in the development of key marketing strategies and implementation plans. These plans will serve as a basis for your personal objectives, which will be mutually agreed upon during the first thirty (30) days of your employment with Asyst.

Below outlines the compensation package Asyst is pleased to offer you:

1. Base Salary: Your base salary will be $10,192.30 per pay period (26 pay periods), which calculates to $265,000 on an annual basis. Your next review date will be May 15, 2002, for an April 1/st/, 2002 effective date.

2.   Management Bonus Plan:  You will be eligible to participate in an
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     annualized performance-based bonus plan for Fiscal Year 2002, which will have a targeted payout of $165,000 at 100% achievement of company and individual objectives. The bonus plan will be structured in such a way that should you exceed plan, your bonus payout will be greater than the targeted bonus noted above. For the quarter ending March 31, '01, you will be eligible for a $30,000 bonus based on the assessment of your performance by the Board's Compensation Committee.

3.   Equity:  Additionally, Asyst offers you an option to purchase 225,000
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     shares of company stock. This option begins vesting six months after your date of hire, and continues vesting at a rate of 1/42 per month of employment with the Company, for forty-two (42) months, such that at the end of forty-eight (48) months of employment the option shall become fully exercisable. However, the option, the vesting schedule and the price per share of this option are subject to final approval by the Board Of Directors.

4.   Performance Accelerated Stock Option Grant (PASOG):  Asyst offers you a
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     150,000 option grant. This option has a term of five (5) years and three
     (3) months from date of grant. The option will vest on the fifth (5/th/) anniversary of the grant or upon the successful achievement of mutually agreed to performance objectives. The Asyst Board of Directors will assess your performance against these objectives. Upon your accepting additional responsibilities, 75,000 of these options would vest subject to Board approval. Additionally, an appropriate fraction of PASOG would be immediately vested upon successful completion of specific objectives, and
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     it is anticipated that the PASOG could all be vested within three years if all of the objectives were achieved within that time period.

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Stephen S. Schwartz
January 11, 2001
Page 2


5.   Additional Option Grants: As part of the Executive Option Grant Program
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     (typically in May/June), you will be granted a minimum of additional 75,000 options for each of the Fiscal Years 2002 and 2003.

6.   Sign-On Bonus: There is a great deal to be done, and I would like you to
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     join the team as soon as possible. As an added incentive, Asyst is offering you a sign-on bonus in the amount of $50,000, if your start date is on or before Monday, January 15, 2001. This bonus amount would be paid in two parts: $30,000 payable in your first paycheck in January, 2001, and $20,000 payable in your first paycheck in April, 2001. Both payouts would be subject to standard deductions and withholdings. It is agreed that should you voluntarily leave Asyst within the first two years of employment, you would be required to reimburse 100% of this bonus to Asyst.

7.   Core Benefits: Asyst offers a very competitive benefits package, which
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     would be effective as of your date of hire. A brief summary of those benefits is attached for your review. Please note that if an employee requests medical and dental coverage, the employee is required to pay 5%
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     of the employee premium, and if covering dependents, the employee is
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     required to 15% of the dependent premium. Also, there is a 401K Plan and
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     Executive Deferred Compensation Plan available to employees interested on tax-deferred income and investment options. The next sign-up period for the 401K Plan is in the month of March, 2001. It is understood that all benefits are subject to change without notification.

In order to protect our mutual employment rights, employment with Asyst is "at will". It is not for a specific term and can be terminated by yourself or by the Company at any time for any reason, with or without cause. Any contrary representations which may have been made or which may be made to you are superseded by this offer.

This offer is conditioned upon execution by you of the enclosed Proprietary Information Agreement. You also must be able to provide appropriate identification establishing your right to work within the United States. This offer is contingent upon satisfactory background and reference checks. If you accept this offer, the terms described in this letter shall be the terms of your employment. Any additions or modifications of these terms would have to be in writing and signed by yourself and Mihir Parikh, Chairman & CEO.

Steve, I am very optimistic that your contributions will play a significant part in the long-term success of Asyst. I hope that this offer meets with your expectations, and that your joining Asyst will provide you with personal, professional and financing returns in line with our mutual growth and successes.

Sincerely yours,

/s/ Mihir Parikh                      /s/ Stephen S. Schwartz   January 15, 2001
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Mihir Parikh                          AGREED AND ACCEPTED:
Chairman & CEO                        Dr. Stephen S. Schwartz   (Date)

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